EXHIBIT 10.63
Tower Group, Inc.
2004 Long Term Equity Compensation Plan
(as amended and restated, effective May 15, 2008)
Restricted Stock Units Award Agreement
SECTION 1. AWARD OF RESTRICTED STOCK UNITS
     (a) Restricted Stock Units. Subject to the terms and conditions set forth in the Notice of Restricted Stock Units Award and this Restricted Stock Units Award Agreement (together, the “Agreement”), the Company grants to the Grantee on the Grant Date the Restricted Stock Units (the “RSUs” or “Award”) set forth in the Notice of Restricted Stock Units Award. The Award represents the opportunity to receive Shares to the extent the RSUs are earned based on performance over the Performance Period and the Grantee satisfies the requisite service requirements over the remaining Period of Restriction. These performance and service conditions are described in Sections 2 and 3 hereof.
     (b) Plan and Defined Terms. The RSUs are granted pursuant to the Plan, a copy of which the Grantee acknowledges having received. All terms and conditions applicable to the RSUs set forth in the Plan and not set forth herein are hereby incorporated herein by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provision of the Plan will govern. All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.
SECTION 2. DETERMINATION OF NUMBER OF RESTRICTED STOCK UNITS EARNED
     (a) Performance Period. The number of Shares the Grantee has the opportunity to receive is based on the number of RSUs earned over the Performance Period. The number of RSUs earned over the Performance Period is determined pursuant to the formula in subsection (b) below.
     (b) Formula. The number of RSUs earned during the Performance Period (“Earned RSUs”) will vary from 0% to 200% of the target number of RSUs awarded, as provided in the Notice of Restricted Stock Units Award (the “Target Award”). The number of Earned RSUs will equal (i) a percentage of the Target Award based on the Company’s diluted operating earnings per share as of December 31, 20___, and (ii) a percentage of the Target Award based on the Company’s diluted book value per share as of December 31, 20___, determined in accordance with the tables set forth below (performance results between levels will be interpolated):

Diluted Operating Earnings Per Share	Shares Earned (% of Target)
$___ and above	___%

$—	___%

$—	___%

Diluted Operating Earnings Per Share	Shares Earned (% of Target)
$—	__%

$—	__%

$__and below	__%

Diluted Book Value Per Share	Shares Earned (% of Target)
$___ and above	___%

$—	___%

$—	___%

$—	___%

$—	___%

$___ and below	___%

     (c) Definitions. For purposes of Section 2(b) hereof, the Company’s “diluted operating earnings per share” shall mean the Company’s diluted earnings per share as determined in accordance with generally accepted accounting principles in the United States excluding gains and losses from investments and extraordinary gains and losses and “diluted book value per share” shall mean the Company’s total stockholders’ equity divided by the number of shares of common stock outstanding plus the appropriate common stock equivalents of stock options, warrants and restricted stock using the treasury stock method as determined in accordance with generally accepted accounting principles in the United States.
SECTION 3. VESTING, FORFEITURE AND TRANSFER RESTRICTIONS
     (a) Vesting and Delivery of Shares. The Award shall become vested as to 1/3 of the Earned RSUs on each of December 31, 20___, December 31, 20___, and December 31, 20_. For avoidance of doubt, any RSUs not earned in accordance with Section 2 are deemed forfeited as of the end of the Performance Period and the Grantee will not be eligible to vest in such forfeited RSUs. Subject to the terms of the Plan and Sections 3(b), 3(f), 3(g), and 5(a) hereof, upon or as soon as practicable after vesting of any Earned RSUs hereunder (but in no event later than March 15th of the calendar year following the end of the Period of Restriction applicable to such RSUs), payment with respect to the vested RSUs shall be made in Shares (one Share for each RSU earned), free of all restrictions otherwise imposed by this Agreement.
     (b) Termination of Employment; Forfeiture. If the Grantee’s employment is terminated for any reason other than death, Disability (as defined below) or termination by the Company (or a Subsidiary, as applicable) without Cause (as defined below), the Grantee shall forfeit any RSUs that are subject to a Period of Restriction (not vested) at the time of such termination of employment. If the Grantee’s employment terminates due to the Grantee’s death or Disability, or if the Grantee’s employment is terminated by the Company (or a Subsidiary, as applicable) without Cause at any time during the Performance Period, then the Grantee will be deemed to have earned a prorated portion of the Target Award and will receive a number of Shares equal to such amount as soon as practicable (but no later than sixty (60) days) after the date of termination of employment. The amount of the prorated award shall be determined by multiplying (i) the Target Award by (ii) a fraction, the numerator of which is the number of full months that had elapsed during the Performance Period as of the date of employment termination and the denominator of which is 12. If the Grantee’s employment terminates due to the Grantee’s death or Disability, or if the Grantee’s employment is terminated by the Company (or a Subsidiary, as applicable) without Cause at any time after the Performance Period but during the Period of

Restriction applicable to any portion of this Award, then any Earned RSUs then subject to the Period of Restriction shall immediately vest on the date of the Grantee’s termination of employment, and payment with respect to such RSUs shall be made in Shares as soon as practicable (but no later than sixty (60) days) after the date of termination of employment.
     (c) Definition of “Cause.” If the Grantee has an employment agreement with the Company or a Subsidiary, the term “Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee does not have an employment agreement with the Company or a Subsidiary, the term “Cause” shall mean (i) the willful engaging by the Grantee in misconduct that is injurious to the Company or a Subsidiary (monetarily or otherwise), (ii) the Grantee’s conviction of, or pleading guilty or nolo contendere to, a crime involving moral turpitude or a felony, (iii) any serious or continuing breach by the Grantee of any material term of any agreement with the Company or Subsidiary or any confidentiality, non-solicitation, or non-competition covenant to which the Grantee is subject, or (iv) the Grantee’s failure to perform, in a timely, professional and competent manner, (A) the orders’ or requests of the Board; (B) the orders or requests of the CEO or the Grantee’s direct supervisor; or (C) any material duties under any agreement with the Company or a Subsidiary.
     (d) Definition of “Disability.” The Grantee’s employment shall be deemed to have terminated due to the Grantee’s Disability if, in the Company’s sole discretion, the Grantee becomes unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and the Grantee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of Grantee’s employment, and as a result, the Grantee’s employment is terminated.
     (e) Transfer Restrictions. During the applicable Period of Restriction, the RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.
     (f) Employment Agreement. Notwithstanding the foregoing, if the terms of any employment or other agreement between the Grantee and the Company or a Subsidiary provides more favorable terms concerning the impact of the Grantee’s termination of employment on the Grantee’s Award, the terms of such employment or other agreement shall govern, subject to the following modifications. If the Grantee’s employment terminates during the Performance Period, and the employment agreement or other agreement provides for the acceleration of vesting of the Award upon such termination, then the Grantee will be deemed to have had a termination of employment without Cause and shall earn a prorated portion of the Target Award and will receive a number of Shares equal to such amount as soon as practicable (but no later than sixty (60) days) after the date of termination. The amount of the prorated award shall be determined by multiplying (i) the Target Award by (ii) a fraction, the numerator of which is the number of full months that had elapsed during the Performance Period as of the date of employment termination and the denominator of which is 12. If the Grantee’s employment terminates after the Performance Period, and the employment or other agreement provides for the acceleration of vesting of the Award, then any Earned RSUs then subject to the Period of

Restriction shall immediately vest on the date of the Grantee’s termination of employment, and payment with respect to such RSUs shall be made in Shares as soon as practicable (but no later than sixty (60) days) after the date of termination.
     (g) Six Month Delay for Specified Employees. To the extent Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, notwithstanding the timing of payment provided in any other section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of “deferred compensation” (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after such separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period.
     SECTION 4. RIGHTS OF THE GRANTEE
     The Grantee shall not have any privileges of a holder of Shares of the Company with respect to the Shares payable hereunder, including without limitation any right to vote such Shares, to receive dividends, to receive Dividend Equivalents, or to receive other distributions in respect thereof, until the date of the issuance of Shares to the Grantee. Nothing in the Agreement shall confer upon the Grantee any right to continue as an employee of the Company or any Subsidiary or to interfere in any way with any right of the Company to terminate the Grantee’s employment at any time.
     SECTION 5. MISCELLANEOUS PROVISIONS
     (a) Tax Withholding. In accordance with Article 17 of the Plan (or a successer provision), the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Grantee may elect that, upon the lapse of a Performance Period, the withholding requirement be satisfied by directing the Company to withhold from the Shares that would otherwise be delivered hereunder a number of Shares having a Fair Market Value equal to the minimum statutory withholding that could be imposed on the transaction. Any such election by a Grantee shall be irrevocable, made in writing and signed by the Grantee.
     (b) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement by the Company, the Board, the Committee or any designee thereof.
     (c) Notice. Any notice to be served hereunder shall be given personally in writing to the Grantee or to the Secretary of the Company (as the case may be) or shall be couriered or posted by registered mail to the Company (to the attention of its Secretary) at its principal executive office or to the Grantee at the address that he most recently provided in writing to the Company. Any such notice sent by post shall be deemed served three days after it is posted, and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and put in the post or couriered.

     (d) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such jurisdiction, without giving effect to conflicts of law principles.
     (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (f) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan (or a successor provision) may be made without such written agreement.
     (g) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
     (h) References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.